EXHIBIT 5.1-B


                                 Balch & Bingham
                                   Suite 2600
                             1901 Sixth Avenue North
                            Birmingham, Alabama 35203
                                 (205) 251-8100


                                December 5, 1996


Alabama Power Company
600 North 18th Street
Birmingham, Alabama  35291

                  Re:      Registration Statement on Form S-3

Gentlemen:

                  We have acted as counsel to Alabama Power Company (the "Company") in connection with the preparation of a Registration Statement on Form S-3, including a preliminary prospectus and preliminary prospectus supplement (the "Registration Statement"), which has been filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), for the registration under the Act of (1) Junior Subordinated Notes (the "Junior Subordinated Notes") to be issued by the Company, (2) Trust Preferred Securities (liquidation amount $25 per Trust Preferred Security) to be issued by Alabama Power Capital Trust III, and (3) the Company's Guarantee (as defined in the Registration Statement) with respect to such Trust Preferred Securities. The Junior Subordinated Notes will be issued pursuant to a subordinated note indenture, as supplemented, between the Company and the trustee named therein (the "Subordinated Note Indenture") and the Guarantee will be issued pursuant to a guaranty agreement between the Company and the trustee named therein (the "Guaranty Agreement"), in each case in the respective forms filed as exhibits to the Registration Statement.

                  We are of the opinion that, upon compliance with the pertinent provisions of the Act, the Trust Indenture Act of 1939, as amended, and the Public Utility Holding Company Act of 1935, as amended, upon compliance with applicable securities or blue sky laws of various jurisdictions, upon the adoption of appropriate resolutions by the Board of Directors of the Company, when the Junior Subordinated Notes and the Guarantee have been issued and sold upon the terms specified in the order of the Alabama Public Service Commission, when the Subordinated Note Indenture and the Guaranty Agreement have been duly executed and delivered by the proper officers of the Company and the trustees named therein, and when the Junior Subordinated Notes and the Guarantee have been executed, authenticated and delivered in accordance with the terms of the Subordinated Note Indenture and the Guarantee, as the case may be, the Junior Subordinated Notes and the Guarantee will be valid, binding and legal obligations of the Company (subject to applicable bankruptcy, moratorium and similar laws from time to time in force and to general principles of equity, whether considered in a proceeding at law or in equity).


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Alabama Power Company
December 5, 1996
Page 2



                  We also advise you that we have reviewed certain statements in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, as indicated under the caption "Experts" in the prospectus, as to matters of law and legal conclusions and, in our opinion, such statements are correct.


                  We hereby consent to the filing of this opinion as an exhibit to the aforementioned registration statement and to the statements with respect to our firm under the captions "Legal Matters" and "Experts" in the prospectus.

                                Very truly yours,

                               /s/Balch & Bingham